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                                                                   EXHIBIT 10.35

                                FISCAL YEAR 2000
               WESTERN DIGITAL MANAGEMENT INCENTIVE PROGRAM (MIP)

                            PURPOSE
                            ----------------------------------------------------

                            The purpose of this program is to focus participants on achieving key financial and strategic objectives at the corporate and business group levels that will lead to the creation of value for the Company's shareholders and provide participants the opportunity to earn significant awards, commensurate with performance.

                            ELIGIBILITY
                            ----------------------------------------------------

                            Program eligibility is extended to all employees of Western Digital and selected employees of its domestic subsidiaries (Employees of Connex and Sagetree are not eligible for this plan) who are in, or who are hired into, salary grades 68 and above (or equivalent) on or before January 31, 2000.

                            Eligibility may also be granted to employees who have an authorized written agreement that grants them eligibility.

                            Employees of Western Digital and its domestic subsidiaries who are in salary grades 67 or below (or equivalent) are eligible for awards generated by a secondary bonus pool.

                            DESCRIPTION OF THE PROGRAM
                            ----------------------------------------------------

                            The 2000 Management Incentive Program will pay as cash awards to participants for the achievement of predetermined performance goals. Each participant will be assigned a pool or target bonus percentage, which when multiplied by the participant's annual base salary as of June 30, 2000, will determine the pool or target bonus payout.

                            Predetermined performance goals will be established and approved by the Compensation Committee of the Board of Directors.

                            The actual performance achieved will determine the percentage used to calculate the award at the end of the program year. The size of the actual award can vary between 0% and 200% of the pool or target award.

                            In addition, individual and pool awards may be adjusted upward or downward by the Chief Executive Officer from the amount generated by the formula. The Chief Executive Officer's award may be adjusted upward or downward by the Compensation Committee.


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                            OPERATION OF THE PROGRAM

                            ----------------------------------------------------

Program Year:               July 1, 1999 to June 30, 2000


Award Opportunities:       The award for participants will be expressed as a
                           percentage of salary, and determined according to salary grade.


PerformanceMeasures:       Performance will be measured at the corporate and
                           business group levels. Performance measures that will be used in the 2000 Program are as follows:

                           -   Cash Flow
                           -   Time to Market
                           -   Inventory Management


2000 Goals and             Every employee of Western Digital covered by this
Weighting:                 program will be measured on the same goals and
                           objectives

                           The percentage of target bonus opportunity earned (before discretionary adjustments) will vary from the target bonus opportunity based on actual performance achieved..


                           ADDITIONAL PROVISIONS
                           -----------------------------------------------------

Award Thresholds:          Corporate operating profit/loss must be at a minimum
                           level for incentives to be paid under any aspect of the Program.

Total Award Cap: Total awards paid under this Program may not exceed a preset amount as determined by the Compensation Committee. Any award reductions attributable to the preset cap will be made by the Chief Executive Officer.

Award Adjustment:          Group award levels may be adjusted upward or downward
                           by up to 25% by the Chief Executive Officer provided that total awards do not exceed the amounts generated by formula.

                           After application of the group performance, individual awards may be adjusted upward or downward based on the adjustment table below. Approval from the Chief Executive Officer is required for adjustments outside of these limits. The Chief Executive Officer's award may be adjusted upward or downward by the Compensation Committee. The adjustments by salary grade level (or equivalent) are as follows:


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                               Salary Grade        Upward          Downward
                             (or equivalent)     Adjustment       Adjustment
                             ---------------     ----------       ----------

                             All Participants       +100%            -100%

                           All awards under this program are discretionary. The amount of the award including adjustments is determined by Western Digital in its sole discretion. No employee has any contractual right to receive an award pursuant to this program due to his/her employment at Western Digital.

Extraordinary              Events: The Compensation Committee, in its
                           discretion, may adjust the basis upon which performance is measured to reflect the effect of significant changes that include, but are not limited to, unbudgeted acquisitions/divestitures, unusual or extraordinary accounting items, or significant, unplanned changes in the economic or regulatory environment.

Termination:               Participants must be employed by the Company at the
                           end of the program year to receive an award. If a participant terminates for reason of retirement, total and permanent disability, or death, the Compensation Committee has the discretion to pay prorated awards based upon the percentage of the year worked.

Partial Year               The Compensation Committee, in its discretion, may
Participation:             pay prorated awards to people hired or promoted into
                           eligible positions after July 1, 1999. In general, awards will be prorated for participants who begin before January 31, 2000 while those hired after January 31, 2000 will not be eligible to participate in the program.

Deferred Payout: Before the end of the calendar year, the participant may elect to defer payout of all or part of the award in accordance with Western Digital's Deferred Compensation Plan. The deferred amount will be credited with a rate as specified in the Western Digital's Deferred Compensation Plan.

Payout of Award:           Awards will be paid in cash as soon as possible
                           following the end of the program year or according to the participant's deferral election.

Secondary Pool:            The intent of this pool is to allow for the top 10%
                           of the remaining population to receive 5% of their salary as a bonus at target levels of performance.


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